UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Marlin Business Services Corp.

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 31, 2018

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on Thursday, May 31, 2018, at 9:00 a.m. at the office of Morgan, Lewis & Bockius LLP located at 1701 Market St, Philadelphia, PA 19103 for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; and

3.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.

In the proxyholder’s discretion, the proxyholder is authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 16, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 30, 2018

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting to be Held on May 31, 2018.

The Proxy Statement and Annual Report to Shareholders are available at

https://materials.proxyvote.com/571157

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

PROXY STATEMENT

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 31, 2018, at 9:00 a.m., at the office of Morgan, Lewis & Bockius LLP located at 1701 Market St, Philadelphia, PA 19103, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; and

3.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.

In the proxyholder’s discretion, the proxyholder is authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

This Proxy Statement and related proxy card have been mailed on or about April 30, 2018, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 16, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,418,497 shares outstanding as of April 1, 2018.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Overview of the Corporation’s Executive Compensation Program”; for the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

The following chart shows the proposals to be acted upon at the Annual Meeting, and the votes needed for the proposals to be adopted.

Proposal		Vote Required for Approval	Effect of Abstentions* on Vote	Broker Discretionary Voting Allowed?	Effect of Broker Non-Vote on Vote
1	Election of directors	Plurality. But if votes “withheld” exceed votes “for” a nominee, then nominee must tender resignation to Board (as described below)	Not applicable	No	No effect
2	Advisory vote on compensation of named executive officers	Majority of votes cast	No effect	No	No effect
3	Ratification of appointment of independent registered public accounting firm	Majority of votes cast	No effect	Yes	No effect

*	Note: Abstentions are counted as present for determining whether a quorum is present for each proposal.

At the Annual Meeting, in connection with Proposal 1 to elect directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast “for” or “withheld” with respect to each candidate nominated. Directors shall be elected by a plurality of the votes cast, which means that seven (7) director nominees receiving the highest number of votes “for” their election will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation—Majority Voting in Director Elections/Director Resignation Policy.”

With respect to Proposal 2 regarding the advisory vote on executive compensation (“say-on-pay” vote), while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares.

With respect to Proposal 3 regarding the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm, while shareholder approval of this appointment is not required by law, the Corporation’s bylaws (the “Bylaws”) or otherwise, or binding on the Corporation, the Corporation intends to carefully consider the voting results of this proposal. The Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent auditor, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor.

On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 2).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on recent regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have no effect on the vote because under Pennsylvania law abstentions and broker non-votes are not considered votes cast. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

BOARD RECOMMENDATIONS

At the Annual Meeting, the Board of Directors recommends that the shareholders vote:

•	“FOR” Proposal 1: the election of John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Jeffrey A. Hilzinger, Matthew J. Sullivan, J. Christopher Teets and James W. Wert to serve on the Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

•	“FOR” Proposal 2: the adoption of the resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers; and

•	“FOR” Proposal 3: the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2018.

GOVERNANCE OF THE CORPORATION

Governance Highlights

• Six out of seven of our directors are independent	• The Corporation has implemented proxy access
• Our Audit, Compensation, and Nominating Committees are 100% independent	• Stockholders have the same voting rights- one vote per share
• Our Chairman of the Board is an independent director who fosters effective collaboration among our independent directors and our CEO	• Director compensation is reviewed annually by our Compensation Committee to ensure competitiveness relative to our peers.
• Our Board and management are subject to a Code of Ethics and Business Conduct Policy	• Our internal Disclosure Committee oversees the Corporation’s disclosure obligations to ensure timely and accurate reporting and support our disclosure controls and procedures processes
• All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served	• The Corporation has established a Management Risk Committee to oversee the risk profile and risk strategy of the Corporation
• Independent Board members meet regularly in Executive Session without management present	• The Corporation has adopted a director resignation policy

Board of Directors

Currently, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“NASDAQ”). Mr. DeAngelo, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in June 2014. The Board is responsible for ensuring that independent directors do not have a material relationship with the Corporation or any of the Corporation’s affiliates or any of our executive officers or their affiliates.

Board Independence

It is the policy of the Board and NASDAQ’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. The Board has affirmatively determined that each member of our Board (other than the Corporation’s Chief Executive Officer, Jeffrey A. Hilzinger,) is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Corporation and has not engaged in various types of business dealings with the Corporation. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and other activities as they may relate to the Corporation and the Corporation’s management.

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in June 2014, the Board elected an independent director, Lawrence J. DeAngelo, to serve as the Board’s second non-executive Chairman of the Board. The Board believes that separating the Chief Executive Officer and Chairman of the Board positions provides the Corporation with the right foundation to pursue the Corporation’s objectives.

Majority Voting in Director Elections/Director Resignation Policy

In April 2014, the Board adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. The Nominating and Governance Committee will consider such tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the shareholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, the Board will accept such tendered resignation.

The director who has tendered his or her resignation will not participate in the Nominating and Governance Committee’s or the Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the Nominating and Governance Committee and Board process. If a majority of the members of the Nominating and Governance Committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Shareholder Nominations

In October 2016, the Board adopted amendments to the Bylaws to implement proxy access. Article II Section 2.3 of the Bylaws permits a shareholder who has owned shares of the Corporation, or a group of up to 20 shareholders, representing an aggregate of at least three percent of the voting power entitled to vote in the election of directors continuously for at least three years (an “Eligible Shareholder”) to nominate and include in the Corporation’s annual meeting proxy materials director nominees in a number up to 25 percent of the Board. Such nominations are subject to certain eligibility, procedural and disclosure requirements set forth in Article II Section 2.3 of the Bylaws, including the requirement that the Corporation must receive notice of such nominations not less than ninety days prior to the anniversary date of the mailing of the previous year’s annual proxy materials, provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. A copy of the Bylaws can be obtained from the Corporation’s Corporate Secretary at 300 Fellowship Road, Mount Laurel, NJ 08054.

Shareholders may also submit nominations to the Nominating and Governance Committee for consideration at next year’s Annual Meeting prior to the deadlines set forth under “Shareholder Proposals & Nomination of Directors.” Any such nomination must include the information specified in Article II, Section 2.3 of the Corporation’s Bylaws and nominations should be mailed to the attention of the Nominating and Governance Committee, c/o the Corporation’s Corporate Secretary at the Corporation address provided in the preceding paragraph. The Nominating and Governance Committee will evaluate all recommended nominees, including those submitted by shareholders, based on the criteria set forth above.

Committees

The Corporation has three standing committees: the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Risk Committee.    The Audit and Risk Committee of the Board (the “Audit and Risk Committee”) currently consists of four independent directors: Messrs. Calamari (chairman), Sullivan, Teets and Wert. The Board has determined that Messrs. Calamari, Sullivan, Teets and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the Securities and Exchange Commission (the “SEC”) and under NASDAQ listing standards, and that all the members of the Audit and Risk Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards.

The Audit and Risk Committee’s primary purpose is to assist the Board in overseeing and reviewing:

(1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies;

(2) the adequacy of the Corporation’s internal accounting systems and financial controls;

(3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and

(4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit and Risk Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication.

The Board has adopted a written charter for the Audit and Risk Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.    The Compensation Committee of the Board (the “Compensation Committee”) currently consists of four independent directors: Messrs. Wert (chairman), DeAngelo, Sullivan and Teets.

The functions of the Compensation Committee include:

•	evaluating the performance of the Corporation’s named executive officers and approving their compensation;

•	preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement;

•	reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and

•	reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate.

The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as Amended (the “2003 Equity Plan”), the Corporation’s 2014 Equity Compensation Plan (the “2014 Equity Plan”) and the Corporation’s 2012 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of four independent directors: Messrs. DeAngelo (chairman), Calamari, Sullivan and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees, and will annually recommend to the Board nominees for each committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

The Nominating Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skill set” of an individual. In considering potential nominees for director, the Nominating Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of such nominee’s background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable. The Board does not have a formal diversity policy, but the Nominating Committee takes into account a candidate’s ability to contribute to the cognitive diversity of backgrounds on the Board. To this end, we consider attributes such as race, ethnicity, gender, age, cultural background and professional experience. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. In 2017, the Board retained Korn Ferry, a leading global recruiting firm to perform a board assessment with an emphasis on diversity.

The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation, reviewing the Board and Committee Assessments completed by the directors and, when deemed advisable by the Nominating Committee, engaging third parties to assist in identifying and evaluating potential nominees.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk, regulatory risk, reputational risk and market risk. The Board oversees risk management through a combination of processes.

The Audit and Risk Committee, in conjunction with the Corporation’s management team, has developed risk management processes intended to:

•	timely identify the material risks that the Corporation faces;

•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee;

•	implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile; and

•	integrate risk management into the Corporation’s decision-making.

The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Management Risk Committee (“Risk Committee”). The Risk Committee is comprised of the following voting members: the Corporation’s Chief Executive Officer, Chief Risk Officer, Chief Financial Officer, Chief Sales Officer, General Counsel, Senior Vice President of Portfolio Management, and the President of the Corporation’s wholly owned bank subsidiary, Marlin Business Bank. In addition, the Risk Committee is also comprised of the following non-voting members: the Corporation’s Chief Marketing Officer, Chief Information Officer, the Chief Lending Officer of Marlin Business Bank, the Corporation’s Senior Vice President of Data Analytics, two Vice Presidents in the Corporation’s Credit Risk department, three Assistant Vice Presidents in the Corporation’s Credit Risk department and the Assistant Vice President of the Corporation’s Customer Servicing Department. The Risk Committee is the ultimate arbiter in the measurement of risk and is the guardian of the risk taken within the Corporation and the Corporation’s subsidiaries. The Risk Committee’s main task is to oversee the risk profile and risk strategy of the Corporation by defining the risk appetite, defining the risk strategy, and actively monitoring the risk performance against the risk appetite and strategy as defined by the Risk Committee’s Charter. The Charter is subject to approval by the Corporation’s

Board of Directors and it provides insight into the Risk Committee’s: a) Mission, b) Hierarchical Relationships, c) Mandates d) Membership / Modalities and e) Responsibilities / Accountabilities.

The Audit and Risk Committee, in consultation with the management, the independent registered public accountants and the internal auditors, also discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating and Governance Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating and Governance Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Compensation Risk Assessment

As part of its oversight of the Corporation’s executive compensation program and in light of regulatory guidance on sound incentive compensation policies, the Compensation Committee considers the impact of the Corporation’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, the Corporation reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. Based on this review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit and Risk Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit and Risk Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlinfinance.com. The purpose of the Code is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit and Risk Committee. The Code is available free of charge on the investor relations page of the Corporation’s website at www.marlinfinance.com. We intend to post on our website any amendments and waivers to the Code that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by NASDAQ listing standards.

Board and Committee Meetings

From January 1, 2017 through December 31, 2017, there were eight meetings of the Board of Directors, five meetings of the Audit and Risk Committee, three meetings of the Compensation Committee and three meetings of the Nominating and Governance Committee. All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2017 Annual Meeting of Shareholders in person.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Ownership Guidelines

The Board of Directors believes that non-employee independent directors should own and hold common stock of the Corporation to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s current Director Stock Ownership Guidelines require each non-employee independent director to own an amount of the Corporation’s stock having a value (based on the applicable prior day’s closing stock price) equal to five times his or her annual board cash retainer. Restricted shares count toward the ownership requirement. Each non-employee independent director receives an annual grant which vests at the earlier of (a) seven years from the grant date and (b) six months following the non-employee director’s termination of Board service.

As of March 1, 2018, all of the non-employee independent directors were in compliance with the ownership requirement except Mr. Heimes, who remains within his five-year phase-in period for compliance.

Our Executive Officers

The names of our current executive officers, their ages as of March 1, 2018, and their positions are shown below:

Name	Age	Principal Occupation
Jeffrey A. Hilzinger	60	President and Chief Executive Officer
W. Taylor Kamp, Jr.	57	Chief Financial Officer and Senior Vice President
Edward R. Dietz	43	Senior Vice President of Administration, General Counsel and Secretary
Louis E. Maslowe	55	Chief Risk Officer and Senior Vice President

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the Corporation’s directors or executive officers and any other director or executive officer of the Corporation or its subsidiaries.

Mr. Hilzinger has been Marlin’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Mr. Kamp has been our Senior Vice President and Chief Financial Officer since August 2015. Prior to joining Marlin, Mr. Kamp was most recently Managing Director and Head of Corporate Development and Mergers & Acquisitions for CIT Group, Inc. where he managed world-wide activities related to the purchase and sale of businesses and portfolios. From 2000 until 2010, Mr. Kamp served in various managing director and senior corporate development roles within CIT. From 1987 until 2000, Mr. Kamp was with Citigroup Inc. where he served in various senior finance positions, including Chief Financial Officer of Citigroup’s international commercial operations (1999 to 2000), consumer real estate services (1997 to 1999) and commercial operations and transport finance (1993 to 1996). Mr. Kamp received a M.B.A. from the Cox School of Business at Southern Methodist University and B.B.A. from the College of Business Administration at University of Texas at Arlington.

Mr. Dietz has been our General Counsel since May 25, 2011. In November 2013, Mr. Dietz became the Senior Vice President of Administration of Marlin, and in March 2014, he became the Secretary of Marlin. From July 2010 to May 2011, Mr. Dietz was our Assistant General Counsel. Prior to joining the Corporation, from 2008 to 2010, Mr. Dietz was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including mergers, acquisitions and outsourcing transactions. From 2004 to 2008, Mr. Dietz was an associate at Foley & Lardner LLP in the firm’s Business Law Department where he worked on a variety of corporate transactions, including financings, restructurings, mergers, acquisitions and public offerings. From 2001 to 2004, Mr. Dietz attended law school. From 1997 to 2001, Mr. Dietz worked in the group employee benefits industry. Mr. Dietz received a B.A., magna cum laude, in political science from Gettysburg College and a law degree from the University of Michigan Law School. Mr. Dietz is licensed to practice law in Pennsylvania.

Mr. Maslowe joined Marlin in January 2017 as Chief Risk Officer. Mr. Maslowe manages all of Marlin’s underwriting practices, policies, procedures, risk appetite and overall credit risk management across all of Marlin’s businesses. Mr. Maslowe has an extensive background in commercial finance with over 30 years of credit experience. Prior to joining Marlin, he was Senior Vice President and Chief Risk Officer of the Americas for DLL, a global provider of asset-based financial solutions and a wholly owned subsidiary of Rabobank Group from 2005 until January 2017. In his role at DLL, Mr. Maslowe was responsible for all credit adjudication, enterprise risk management and credit scorecard management for the Americas. In addition, he served as Co-Chairman of the Global Model Risk Committee and was a member of DLL’s Global Risk, Credit and Audit Committees. Previously, Mr. Maslowe held senior leadership positions in credit and risk management with several other leading bank owned, independent and captive leasing companies.

Proposal 1:

ELECTION OF DIRECTORS

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is eight (8) with one vacancy.

Consequently, at the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

After the Annual Meeting, there will remain one vacancy on the Board of Directors as the Nominating and Governance Committee has not identified a candidate to fill the remaining independent board member vacancy, but continually searches for candidates. Under the terms of our Amended and Restated Articles of Incorporation and Bylaws, the Board of Directors may fill a board of director vacancy at any time.

All seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors previously elected as directors by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be available to serve.

For each of the seven (7) nominees for election at the Annual Meeting, set forth below is biographical and other information as of March 1, 2018, as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating and Governance Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

Name	Age	Principal Occupation	Director Since
John J. Calamari	63	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo (Chairman)	51	Managing Director of Houlihan Lokey, Inc., an Investment Bank	2001
Scott A. Heimes	48	Chief Marketing Officer at SendGrid, Inc.	2015
Jeffrey A. Hilzinger	59	President and Chief Executive Officer of the Corporation	2016
Matthew J. Sullivan	60	Partner with Peachtree Equity Partners	2008
J. Christopher Teets	45	Partner of Red Mountain Capital Partners LLC	2010
James W. Wert	71	President & CEO of CM Wealth Advisors, Inc.	1998

John J. Calamari:

Biography.    Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985 where he earned his certified public accountant license (currently non-active status). In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.    Mr. Calamari has over 40 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit and Risk Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari currently serves on the Nominating and Governance Committee of the Corporation. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.    Mr. DeAngelo has been a director since July 2001 and has served as the Chairman of the Board since June 2014. Mr. DeAngelo is a Managing Director with Houlihan Lokey Inc., an Investment Bank, and is based in Atlanta, Georgia. From 2010 to 2016, Mr. DeAngelo was a Managing Director with Sun Trust Robinson Humphrey, and Investment Bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.    Mr. DeAngelo has over 26 years of experience as an investment banker and private equity professional, including 17 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009. Mr. DeAngelo served as Chairman of the Corporation’s Compensation Committee from March 2009 to June 2014. He currently serves on the Corporation’s Nominating and Governance Committee (as Chairman) and on the Compensation Committee. He has served as a director of 10 privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Scott A. Heimes:

Biography.    Mr. Heimes has been a director of the Corporation since April 2015. Mr. Heimes is a Chief Marketing Officer with SendGrid, Inc. From 2012 to 2015, Mr. Heimes was the Chief Marketing Officer for Digital River, Inc., a global ecommerce, payments, and marketing services provider. From 2009 to 2012, Mr. Heimes worked as a Chief Marketing Officer for WebMD Health Corp. and from 2006 to 2009, Mr. Heimes worked with UnitedHealth Group in a variety of senior marketing roles. Mr. Heimes has worked in various other executive management positions between 1998 and 2006 with most of that time was spent in marketing roles. In 1991, Mr. Heimes received his undergraduate degree in English literature with a minor in French and Business Administration from the University of St. Thomas in St. Paul, Minnesota.

Qualifications.    The Board has determined that Mr. Heimes is an independent director. The Board views Mr. Heimes’ independence, his business and marketing experience, and his demonstrated leadership roles in business activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Heimes should serve as a director of the Corporation.

Jeffrey A. Hilzinger:

Biography.    Mr. Hilzinger has been the Corporation’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Qualifications.    Mr. Hilzinger has over 39 years of experience in financial services, including over 14 years in the equipment leasing industry. Mr. Hilzinger is Chief Executive Officer and has served as Director of the Corporation since joining the Corporation in June 2016. The Board views Mr. Hilzinger’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Hilzinger should serve as director of the Corporation.

Matthew J. Sullivan:

Biography.    Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.    Mr. Sullivan has over 30 years of experience as an investment banker and private equity professional, including over 16 years serving in the role of Managing Director for a variety of private equity firms. He has over 10 years of past service as a director of privately held companies. Mr. Sullivan currently serves on the Corporation’s Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J. Christopher Teets:

Biography.    Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Prior to joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the board of directors of Air Transport Services Group, Inc., Nature’s Sunshine Products, Inc. and Yuma Energy, Inc. and previously served on the board of directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Qualifications.    Mr. Teets has over 20 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes thirteen years serving as a Partner for an investment firm. He has eleven years of service as a director of other public companies and currently sits on the boards of three such companies. Mr. Teets currently serves on both the Corporation’s Audit and Risk Committee and Compensation Committee. In considering the independence of Mr. Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner (via certain affiliates) of approximately 23.83% of the Corporation’s outstanding shares, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Corporation. In reaching this conclusion, the Board took into account the fact that the Red Mountain and certain of its affiliates made certain customary passivity commitments to the Federal Reserve Board in a commitment letter to ensure that Red Mountain and such affiliates will not, without the prior approval of the Federal Reserve Board or its staff, (i) exercise or attempt to exercise a controlling influence over the management or policies of the Corporation or any of its subsidiaries, (ii) own, control or hold with power to vote securities that represent 25% or more of any class of voting securities of the Corporation or any of its subsidiaries, (iii) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the Corporation’s management or Board, (iv) solicit or participate in soliciting proxies with respect to any matter presented to the Corporation’s shareholders or (v) dispose or threaten to dispose (explicitly or implicitly) of equity interests of the Corporation in any manner as a condition or inducement of specific action or non-action by the Corporation, among other things. The Board has determined that Mr. Teets is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.    Mr. Wert has been a director since February 1998. Mr. Wert is President and CEO of CM Wealth Advisors, Inc. f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as lead Director of Park-Ohio Holdings Corp.

Qualifications.    Mr. Wert has over 29 years of experience in the banking and financial services industries, including 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit and Risk Committee from November 2003 to July 2004. Mr. Wert presently serves as Chairman of the Corporation’s Compensation Committee and on the Corporation’s Audit and Risk Committee and Nominating and Governance Committee. He has over 21 years of service as a director of public companies, and has also spent over 18 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

ADVISORY APPROVAL OF OUR NAMED EXECUTIVES’ PAY

In accordance with Section 14A of the Exchange Act, we ask that shareholders vote, on an advisory basis, to approve the compensation paid to our named executives as described in this proxy statement.

Why the Board recommends a vote FOR the “say-on-pay” proposal. The Board believes that the Corporation’s executive compensation program is effective and aligned with shareholders’ interests. In 2017, Marlin instituted a new rigorous performance based approach to its compensation programs. The following highlights key objectives of our executive pay program:

•	Balances short-term and long-term performance goals and commensurate rewards.

•	Aligns the interests of our executives and our shareholders to create long-term value.

•	Enables the Corporation to attract and retain key executive talent.

Impact of the “say-on-pay” vote. This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

We hold “say-on-pay” votes annually in support of our Board’s policy. The next “say-on-pay” vote will occur at the Corporation’s 2019 annual meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2018, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Jeffrey A. Hilzinger(1)	49,375	*
W. Taylor Kamp, Jr.(1)	42,373	*
Edward R. Dietz(1)	38,165	*
Louis E. Maslowe(1)	11,954	*
Edward J. Siciliano(1,2)	109,709	*
John J. Calamari	40,873	*
Lawrence J. DeAngelo	81,169	*
Scott A. Heimes	8,336	*
Matthew J. Sullivan(3)	478,390	3.85
J. Christopher Teets(4)	25,889	*
James W. Wert	72,167	*
All named executive officers and directors as a group (11 persons)(1)	958,400	7.71
Beneficial Owners of More Than 5% of Common Stock
BlackRock Inc.(5) 55 East 52nd Street New York, NY 10055	723,558	5.75
Basswood Capital management, L.L.C.(6) 55 East 52nd Street New York, NY 10055	751,839	6.00
Dimensional Fund Advisors LP.(7) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,050,135	8.4
Broad Run Investment Management, LLC(8) 1530 Wilson Blvd, Suite 530 Arlington, VA 22209	1,223,529	9.8
Red Mountain Capital Partners LLC(9) 10100 Santa Monica Blvd, Ste. 925 Los Angeles, CA 90067	2,976,925	23.65

*	Represents less than 1%.

(1)	Includes, where applicable, shares held in the 2012 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Plan and the 2014 Equity Plan.

(2)	The information with respect to the beneficial ownership of our common stock for Mr. Siciliano is as of his departure date, October 13, 2017.

(3)	Includes 439,465 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(4)	The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 9 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(5)	The shares reported as beneficially owned by BlackRock Inc. (“BlackRock”) are reported as of December 31, 2016, based solely on a Schedule 13G filed by BlackRock on January 25, 2017. BlackRock reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. BlackRock disclaims beneficial ownership of the shares reported.

(6)	The shares reported as beneficially owned by Basswood Capital management, L.L.C. (“Basswood”) are reported as of December 31, 2017, based solely on a Schedule 13G filed by Basswood on February 9, 2018. Basswood reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Basswood disclaims beneficial ownership of the shares reported.

(7)	The shares reported as beneficially owned by Dimensional Advisors LP (“Dimensional”) are reported as of December 31, 2017, based solely on a Schedule 13G filed by Dimensional on February 9, 2018. Dimensional reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

(8)	The shares reported as beneficially owned by Broad Run Investment Management, LLC (“Broad Run”) are reported as of December 31, 2017, based solely on a Schedule 13G filed by Broad on February 14, 2018. Broad Run reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Broad Run disclaims beneficial ownership of the shares reported. As of December 31, 2017, Hennessy Focus Fund, a series of The Hennessy Funds Trust, an investment company registered under the Investment Company Act of 1940, may be deemed to beneficially own 5% or more of the total shares reported by Broad Run.

(9)	The shares reported as beneficially owned by Red Mountain are reported as of December 22, 2014, based solely on a Schedule 13D/A (Amendment No. 4 to Schedule 13D) jointly filed on December 22, 2014 by Red Mountain and certain of its related persons. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of all shares of the Corporation beneficially owned by Red Mountain.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Corporation’s Executive Compensation Program

Executive Summary.    In 2017, the Corporation implemented new executive compensation programs which are designed to attract and retain talented executives and reward them for achieving near term and long term strategic objectives. These objectives are aligned with the long-term interests of our shareholders.

The Corporation’s Performance in 2017.    The Corporation delivered strong performance in 2017 building on the Corporation’s 2.0 vision including the implementation of our indirect and direct originations platforms, creating greater efficiencies in our core operations, and investing in our talent. Net income of $25.3 million was reported for the year ended December 31, 2017, resulting in diluted earnings per share of $2.01, compared to net income of $17.3 million and diluted earnings per share of $1.38 for the year ended December 31, 2016. Return on average assets was 2.59% for the year ended December 31, 2017, compared to a return of 2.08% for the year ended December 31, 2016. Return on average equity was 15.38% for the year ended December 31, 2017, compared to a return of 11.15% for the year ended December 31, 2016.

Executive Compensation Practices.    Our executive compensation program is designed to be heavily weighted toward compensating our executive officers based on the Corporation’s financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with sound governance principles.

Currently the following compensation policies and practices are in place:

What We Do	What We Do Not Do
✓ Double-trigger change in control agreements	☒ No guaranteed incentive awards for senior executives
✓ Performance Share Units (PSUs) with three-year performance period beginning in 2017	☒ No excessive perquisites or related tax gross-ups
✓ Performance-based short-term cash incentive compensation heavily weighted to financial performance	☒ No hedging of stock by executive officers and directors
✓ Stock ownership guidelines for executive officers and directors	☒ No post-employment retirement or pension type
✓ Independent compensation consultant directly engaged by our Compensation Committee	☒ No stock option repricing, stock option cash buyouts or liberal share recycling in equity plans

The Named Executive Officers of the Corporation for 2017 are:

•	Jeffrey A. Hilzinger, President and CEO;

•	W. Taylor Kamp, Jr., Senior Vice President and Chief Financial Officer;

•	Edward R. Dietz, Senior Vice President of Administration, General Counsel and Secretary; and

•	Louis E. Maslowe, Senior Vice President and Chief Risk Officer (as of January 10, 2017).

•	Edward J. Siciliano, former Executive Vice President and Chief Operating Officer (left the Corporation on October 13, 2017.)

Management’s Role in the Compensation-Setting Process.    The Compensation Committee makes all compensation decisions relating to the Named Executive Officers; however, members of our management team play a significant role in the compensation-setting process, including:

•	managing the process for plan/metrics approvals and

•	recommending salary and bonus levels and equity awards for plan participants for the Committee to review and approve.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Named Executive Officer, setting forth total compensation and aggregate equity awards;

•	performance evaluations of the Named Executive Officers (other than himself); and

•	compensation and equity award recommendations for the Named Executive Officers (other than himself).

The Compensation Committee meets without management present to evaluate the CEO’s performance annually. The Committee also determines and approves the CEO’s pay considering the outcome of the CEO performance evaluation. A formal review is conducted with the CEO following the Committee’s evaluation.

The Compensation Committee is ultimately responsible for approving any recommendations provided to it and retains full discretion to modify (or reject) recommendations developed by management. The Compensation

Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com) and only independent directors serve on the Compensation Committee.

External Consultants and Market Data.    The Compensation Committee has utilized the services of independent consulting firms in order to provide advice on the design of the executive compensation program and related policies, senior executive pay levels, and non-employee director compensation.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to conduct a comprehensive evaluation of the Corporation’s executive officer compensation programs and associated governance structures. FW Cook assisted the Compensation Committee with the development of a peer group which was used in the evaluation. The peer group included companies similar in industry and size to the Corporation. Specifically, peers were identified based on Global Industry Classification Standards (GICS) code, and include those in the Diversified Financials, Trading Companies and Distributors and Technology Distributors industries, with a focus on companies in the equipment leasing space. At the time of selection, peer companies were limited to those with both revenue and market capitalization value of 0.25-4.0 x Marlin’s size.

The Committee-approved peer group consisted of the following 17 companies (two of which have since been acquired and are no longer publically traded):

Peer Group
Agilysys, Inc. (AGYS)	General Finance Corporation (GFN)	On Deck Capital Company (ONDK)
Asta Funding Inc. (ASFI)	KCAP Financial Inc. (KCAP)	Regional Management Corp. (RM)
Cai International Inc. (CAI)	McGrath Rentcorp Company (MGRC)	Resource America Inc.
Consumer Portfolio, Inc. (CPSS)	Medallion Financial Corp. (MFIN)	Transcat Inc. (TRNS)
Emergent Capital, Inc. (EMG)	Newstar Financial Inc. (NEWS)	Willis Lease Finance Corp. (WLFC)
First Marblehead Corp.	Nicholas Financial Company (NICK)

How We Assess Performance and Determine Pay.    This section outlines the key aspects of the Corporation’s pay programs. In 2017, the Corporation introduced greater rigor in all elements of its executive compensation. In 2016, FW Cook completed a comprehensive review of the Corporation’s executive compensation policies and practices. This review also included a market evaluation of compensation levels of Corporation’s executives. The Corporation has adopted an annual evaluation of compensation levels to ensure alignment with the market and the Corporation’s peer group. For 2017, rigorous performance measures for both short-term incentive and long-term incentives were adopted. While management and the Compensation Committee have targeted median market salaries and annual cash bonuses for each executive role, slightly higher than median (65%) is the target for long-term incentive awards, shifting more emphasis on long-term results.

Executives’ 2017 annual bonuses were earned 80% on corporate objectives and 20% on predefined individual performance objectives, and paid in early 2018 following the certification of results.

2017 Annual Bonus Plan		2017 Long-Term (LTI) Incentive Awards
Measures: Earnings per Share (2/3rd) + Net Interest Margin (1/3rd) = 80% Weighting	Measures: Individual Performance Goal Objectives = 20% weighting; predefined and approved by Compensation Committee	50% Performance Stock Units - 0-200% units granted based on 3-year average ROE - 85-120% performance range
Threshold of 85% = funding of 50%		50% Time-vested - 50% Stock Options vesting 33.3% each year - 50% Restricted Stock Units (RSUs) vesting 33.3% each year
0 funding below 85% performance level
Maximum performance of 115% = maximum funding of 200%

Ownership Guidelines

The Corporation’s Board of Directors believes that it is important for the Named Executive Officers of the Corporation to have a financial stake in the Corporation so that their interests align with those of the Corporation’s shareholders. To support this objective, the Corporation maintains stock ownership guidelines.

Ownership Requirements.    Each Named Executive Officers is expected to acquire and hold during his or her employment with the Corporation, ownership of Corporation’s stock having a value (measured annually based on the closing stock price on the last day of the calendar year) equal to the multiple of his or her annual base salary as indicated below. A Named Executive Officer who holds more than one title indicated below will be expected to satisfy the highest applicable ownership requirement. Named Executive Officers will have five years to satisfy these guidelines after the date of adoption of these guidelines or the date of being designated as an executive officer, whichever is later.

Position	Salary Multiple
Chief Executive Officer	5x
Chief Operating Officer	3x
Chief Financial Officer, Chief Risk Officer, & SVP of Operations	2x
SVP & General Counsel, SVP of Information Technology, SVP of HR, and President of Marlin Business Bank	1.5x

Included Holdings.    The Corporation’s stock holdings that count toward meeting the ownership requirements include: Shares owned outright (including shares held in the Corporation’s Employee Stock Purchase Plan) or beneficially by the Named Executive Officers (or his or her immediate family members); restricted shares; and shares subject to RSUs. Unexercised stock options and PSUs do not count toward meeting the ownership requirements.

Share Retention Requirements.    If a Named Executive Officers is not in compliance with the ownership guidelines, such Named Executive Officers will be required to retain 100% of net after-tax shares from option exercise or share vesting until the ownership requirements are achieved. If an executive officer’s guideline changes due to a change in position or the Named Executive Officer’s annual base salary, the number of shares required to be held will be adjusted accordingly.

The Compensation Committee monitors compliance with the guidelines and must approve any exceptions in the case of compelling circumstances, of which there are none.

Severance Pay Plan for Senior Management

Messrs. Hilzinger, Kamp, Dietz, and Maslowe are all participants in our Severance Pay Plan for Senior Management (the “Severance Plan”). The purpose of the Severance Plan is to provide severance benefits to certain key eligible executives whose employment is terminated without “cause” or for “good reason” (each as defined in the plan), and contains different levels of benefits for terminations independent of and related to a change in control (“CIC”). Payments under the Severance Plan are subject to the executive executing a release and complying with certain restrictive covenants. Payments and benefits under the Severance Plan would also cease upon any subsequent finding of any actions that constitute “cause” under the plan.

Upon a qualifying termination that occurs independent of a CIC (as further described below), Messrs. Hilzinger and Dietz would be eligible to receive the following severance benefits for 18 months following termination, and Messrs. Kamp and Maslowe would be eligible to receive such benefits for 12 months following termination (plus any accrued payments or benefits):

Salary Continuation.    A continuation of their annual base salary for the severance period, paid in accordance with the Corporation’s regular payroll schedule.

Annual Incentive Bonuses.    A pro rata annual incentive bonus for the year of termination, based on actual performance results and paid at the same time as for then-employed participants, and with respect to Messrs. Hilzinger, Siciliano and Dietz, the executive’s target bonus for the year of termination.

Health Benefits Continuation.    Continuation of the executive’s eligibility to participate in the Corporation’s medical, dental, vision and prescription drug plans in which the executive was participating (including dependents) immediately prior to termination.

Specifically, the Corporation will reimburse the executive for the difference between the executive’s monthly COBRA premium and the amount the executive would be required to pay for such coverage if employed by the Corporation at such time, subject to termination upon subsequent full-time employment.

Upon a qualifying termination of employment (a termination without “cause” or for “good reason”) during the protected CIC period of 24 months, the Plan provides that the covered executives will be eligible to receive the following severance benefits (in addition to any accrued benefits or payments):

Change in Control Payment.    A lump sum amount equal to the sum of (i) (x) the executive’s annual base salary, multiplied by (y) the executive’s CIC multiplier, and (ii) the executive’s target bonus for the year of termination. For purposes of this formula, Messrs. Hilzinger, Siciliano and Dietz both have a CIC multiplier equal to two and Messrs. Kamp and Maslowe have a CIC multiplier equal to one and a half.

Change of Control Benefits Continuation.    Health care continuation on the same terms as described above for a non-CIC related termination. However, for Messrs. Hilzinger, Siciliano, Dietz, Kamp and Maslowe, the coverage may run up to 18 months following termination.

Separation Agreement and Payment for Recent Executive Officer Departure

On October 13, 2017, the Corporation announced that Mr. Siciliano was leaving his position as Executive Vice President and Chief Operating Officer of the Corporation, the terms of which are memorialized in a separation agreement Mr. Siciliano entered into with the Corporation on October 13, 2017 (the “Separation Agreement”).

Pursuant to the Separation Agreement, Mr. Siciliano’s date of termination was October 13, 2017 (“Termination Date”), and the Corporation continued to pay Mr. Siciliano his base salary through the Termination Date, plus all accrued but unused paid time off and unreimbursed business expenses through his Termination Date. Mr. Siciliano’s departure was deemed as a termination “without cause” for purposes of determining the severance benefits payable to Mr. Siciliano. As such, Mr. Siciliano received the following lump sum payments pursuant to his employment agreement): (a) a cash payment in the aggregate amount of $470,249.98, which is equal to eighteen months of his base salary; (b) a cash payment equal to his pro rata annual incentive bonus for the Corporation’s 2017 fiscal year; and (c) a payment equal to eighteen months’ worth of the monthly applicable premium for COBRA coverage as in effect on the Termination Date for medical and dental coverage for Mr. Siciliano and his dependents (grossed-up to cover applicable tax withholdings).

Compensation for Named Executive Officers in 2017

Base Salary.    The Named Executive Officers’ base salaries as of January 1, 2017 are listed in the below table:

Base Salary Rate of Named Executive Officers

Named Executive Officer	2017 Salary Rate	2016 Salary Rate	% Change
Jeffery A. Hilzinger	$450,000	$450,000	0%
W. Taylor Kamp, Jr.	$300,000	$300,000	0%
Edward R. Dietz	$275,000	$275,000	0%
Louis E. Maslowe	$320,000	N/A	N/A
Edward J. Siciliano	$313,500	$313,500	0%

Annual Bonuses.    The Corporation’s annual incentive plan is designed to motivate and reward Named Executive Officers for achieving short-term performance objectives, with respect to both corporate and individual performance goals. For 2017, annual bonuses were earned based on corporate objectives and pre-defined individual performance objectives and paid to the named executive officers in the first quarter of 2018 after the certification of results. The 2017 weighting for the bonuses was based on 80% financial objectives and 20% non-financial individual personal goal objectives. Corporate objectives are based on two independently evaluated measures, with a two-third weighting on fully-diluted earnings per share (EPS) and a one-third weighting on adjusted net interest margin (NIM). Adjusted Net Interest Margin is calculated as: Net Interest and Fee Income + Gain on Sale of Leases and Loans + Servicing Revenue + Referral Income. Target performance reflects internally defined objectives, with maximum earn-out of 200% of target for results at 115% of goal and threshold earn-out of 50% of target at 85% of goal. Below the threshold performance level (i.e., below 85% of goal), there is zero payout.

There were no discretionary payments made under the annual bonus program; however, there were agreed upon pre-determined exclusions and adjustments made in connection with the annual bonuses of the Named Executive Officers in 2017.

In connection with the 2017 percentage payouts against the bonus targets, each Named Executive Officer was eligible to receive 100% or greater of his or her target bonus level if (a) the Corporation met certain financial goals for 2017 and (b) such Named Executive Officer met or exceeded his or her individual performance goals.

The performance percentages and weighting percentages used in connection with the 2017 bonus payouts for the Named Executive Officers are as follows:

EPS Performance	EPS Weighting	NIM Performance	NIM Weighting	Individual Performance Goal Weighting
91.2%	53.3%	114.7%	26.7%	20%

The Named Executive Officers’ 2017 annual bonuses paid in the first quarter of 2018 are listed in the below table:

2017 Named Executive Officers Annual Bonuses
Named Executive Officer	2017 Salary	Bonus Threshold	Bonus Target%	Bonus Max	2017 Bonus Paid
Jeffery A. Hilzinger	$450,000	50%	90%	200%	$401,835
W. Taylor Kamp, Jr.	$300,000	50%	80%	200%	$192,523
Edward R. Dietz	$300,000	50%	55%	200%	$150,068
Louis E. Maslowe	$320,000	50%	60%	200%	$204,394
Edward J. Siciliano	$313,500	50%	75%	200%	$182,796

Annual Equity-Based Incentives.    In March 2017, the Compensation Committee reviewed and approved stock-based awards for the Named Executive Officers based on the Corporation’s results for the prior year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Named Executive Officers in 2017 consisted of the following:

Performance Stock Unit Awards (PSUs) based on Return on Equity:    The number of PSUs, if any, that may become earned and vested will be determined based on the level of achievement of the performance goals which shall be determined based on the Corporation’s three-year average Return on Equity (“2017-2019 ROE”) during the performance period. PSUs will be earned from 0-200% achievement with an 85-120% performance target range used, which is wider than what is used for annual bonuses, since goal-setting is less precise within a three-year measurement period.

The Performance Goals for the 2017 PSU Awards are set forth in the chart below:

2017-2019 GOALS

	% Target		% of Achievement
	≥	120.0%	200%
Maximum		120.0%	200%
		117.5%	188%
		115.0%	175%
		112.5%	163%
		110.0%	150%
		107.5%	138%
		105.0%	125%
		102.5%	113%
Target		100.0%	100%
		97.5%	92%
		95.0%	83%
		92.5%	75%
		90.0%	67%
		87.5%	58%
Threshold		85.0%	50%
		< 85.0%	0%

In March 2017, the Compensation Committee made the following PSU awards to the Named Executive Officers:

•	Mr. Hilzinger — 12,621

•	Mr. Kamp — 4,854

•	Mr. Dietz — 2,912

•	Mr. Maslowe — 4,854

•	Mr. Siciliano — 6,796

Performance Stock Unit Awards based on Total Shareholder Return (“TSR based PSU”):    The number of TSR based PSUs, if any, that may become earned and vested will be determined based on the level of achievement of the performance goals which shall be determined based on the Corporation’s specific levels of total shareholder return achievement measured from the grant date to the third anniversary of the grant date and subject to continuous employment with the Corporation through the fourth anniversary of the grant date. The TSR based PSUs will be earned from 0-150% achievement of the performance goals during the three-year performance period.

In March 2017, the Compensation Committee reviewed and approved the following 12,000 TSR based PSU awards for Mr. Maslowe in order to more fully align the executive with the goal of increasing shareholder return.

Restricted Stock Unit Awards:    The Restricted Stock Unit Awards vest in equal 33.3% annual installments on each anniversary date of the grant. In March 2017, the Compensation Committee made the following Restricted Stock Unit awards to the Named Executive Officers:

•	Mr. Hilzinger — 6,310

•	Mr. Kamp — 2,427

•	Mr. Dietz — 1,456

•	Mr. Maslowe — 2,427

•	Mr. Siciliano — 3,398

Time-Vested Nonqualified Stock Options:    The time-vested nonqualified stock options are granted with an exercise price equal to the price on the date of grant and vest in equal 33.3% annual installments. In March 2017, the Compensation Committee made the following Time Vested Nonqualified Stock Options awards to the Named Executive Officers:

•	Mr. Hilzinger — 24,771

•	Mr. Kamp — 9,527

•	Mr. Dietz — 5,716

•	Mr. Maslowe — 9,527

•	Mr. Siciliano — 13,338

Other Benefits.    The Named Executive Officers participate in employee benefits plans generally available to all of our employees, including medical and health plans, the 401 (k) program and the 2012 Employee Stock Purchase Plan. Two Named Executive Officers were provided with relocation benefits in 2017, including reimbursement of moving and housing expenses.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Reform and Consumer Protection Act, we are providing the ratio of the annual total compensation of Jeffrey Hilzinger, our CEO, to the annual total compensation of the median compensated of all of our other employees who were employed as of December 31, 2017. For 2017, our CEO, Jeffrey Hilzinger’s, total compensation was $1,581,008 and the annual total compensation of our median compensated employee was $77,575. The ratio between these two amounts is 20 to 1.

This pay ratio is a reasonable estimate and was determined using the following methodology. As of December 31, 2017, our total employee population consisted of 329 employees. We used gross taxable income from our payroll data to determine our median employee, which we annualized for all employees who did not work for the entire year. We calculated the annual total compensation of our median employee for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. For the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2017 Summary Compensation Table included in this Proxy Statement.

The SEC rules allow for companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices when identifying the median compensation employee and calculating the pay ratio based on that employee’s annual total compensation. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, a company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to Named Executive Officers should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualifies as deductible performance-based compensation under Section 162(m). As a result, annual incentive compensation and certain equity-based compensation arrangements granted to our covered employees were intended to qualify as performance-based compensation under Section 162(m).

Effective for taxable years beginning after December 31, 2017, the Tax Act amended Section 162(m) to eliminate the exception for performance-based compensation and expand the definition of “covered employee” to include a company’s chief financial officer and certain individuals who were covered employees in years other than the then-current taxable year. Although some transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the Tax Act prevent the Committee from being able to definitively ascertain what compensation payable to the covered employees in excess of $1 million, if any, will be deductible in future years. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are considered covered employees for purposes of Section 162(m) will be deductible.

The Committee will continue to consider tax implications (including the potential lack of deductibility under Section 162(m)) when making compensation decisions, but reserves the right to make compensation decisions based on other factors if the Committee believes it is in the best interests of the Corporation and its stockholders to do so. The Committee also reserves the right to make changes or amendments to existing compensation programs, including changes or amendments that are intended to modify or eliminate aspects of such arrangements that were intended to take advantage of the former exception to Section 162(m) for performance-based compensation but that the Committee no longer believes are in the best interests of the Corporation and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

James W. Wert (Chairman)

Lawrence J. DeAngelo

Matthew J. Sullivan

J. Christopher Teets

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee of the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2017.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2017, 2016 and 2015 by the Corporation’s CEO, Chief Financial Officer, and the other individuals who were Named Executive Officers during fiscal year 2017. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey A. Hilzinger(5)	2017	$450,000	$—	$487,473	$162,498	$401,835	$79,202	$1,581,008
Chief Executive Officer	2016	$250,962	$—	$943,762	$—	$350,000	$16,812	$1,561,536

W. Taylor Kamp, Jr.(6)	2017	$300,000	$—	$187,486	$62,497	$192,523	$46,401	$788,907
Senior Vice President and Chief Financial Officer	2016	$300,000	$—	$197,565	$—	$137,500	$1,502	$611,567
	2015	$111,919	$—	$137,823	$—	$137,500	$1,502	$551,825

Edward R. Dietz	2017	$275,000	$—	$112,476	$37,497	$150,068	$897	$575,938
Senior Vice President and General Counsel	2016	$275,000	$—	$197,565	$—	$137,500	$1,502	$611,567
	2015	$275,000	$—	$137,823	$—	$137,500	$1,502	$551,825

Louis E. Maslowe(7)	2017	$308,923	$35,000	$377,806	$62,497	$204,394	$3,990	$992,610
Senior Vice President and Chief Risk Officer

Edward J. Siciliano(8)	2017	$258,829	$—	$262,496	$87,497	$182,795	$118,747	$908,364
Former Executive Vice	2016	$313,500	$—	$459,265	$—	$235,125	$4,500	$1,012,390
President and Chief Operating Officer	2015	$313,500	$—	$282,814	$—	$275,000	$4,500	$875,814

(1)	Represents the grant date fair value of stock awards granted under the Corporation’s Equity Plan in 2017 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and the amendments issued in ASU 2017-09. Please refer to the Note 2 under “Recent Issued Accounting Standards” subtitled “Stock-Based Compensation” included in the Corporation’s 2017 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards is based on the effective date of each Named Executive Officer’s respective agreement with the Corporation and are reported at probable outcome. PSUs will be earned from 0-200% achievement with an 85-120% performance target range used.

(2)	Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the Corporation’s Equity Plan in accordance with FASB ASC Topic 718. Please refer to Note 2 under “Recent Issued Accounting Standards” subtitled “Stock-Based Compensation” included in the Corporation’s 2017 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts

(3)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year).

(4)	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Named Executive Officers; contributions made by the Corporation to the 401(k) plan in 2017 were $4,500 for Mr. Siciliano; $4,962 for Mr. Kamp; $3,990 for Mr. Maslowe; and $828 for Mr. Dietz. This figure includes a relocation reimbursement for Mr. Hilzinger and Mr. Kamp in the amounts of $79,203 and $41,439, respectively.

(5)	Mr. Hilzinger joined the Corporation effective June 1, 2016; as a result, his 2016 salary is pro-rated.

(6)	Mr. Kamp joined the Corporation in August 2015; as a result, his 2015 salary is pro-rated.

(7)	Mr. Maslowe joined the Corporation in January 2017; as a result, his 2017 salary is pro-rated.

(8)	All Other Compensation for Mr. Siciliano includes a payment of $29,239 for unused vacation and paid time off upon his separation from the Corporation on October 13, 2017.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about equity and cash incentive plan awards granted to our Named Executive Officers during the year ended December 31, 2017. The annual bonus plan under which the bonus amounts in the following table were made to the Named Executive Officers are described in the “Compensation for Executive Officers in 2017 — Annual Bonuses.” The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2017 — Annual Equity-Based Incentives.”

		Estimated Future Payouts Under Equity Incentive Plan Awards					Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)		Threshold ($)	Target ($)		Maximum ($)
Jeffrey A. Hilzinger		—	—		—		—	$405,000	(1)	—			—		—	—
	03/31/2017	—	—		—		—	—		—	6,310	(2)	—		—	$162,483
	03/31/2017	6,311	12,621	(3)	25,242		—	—		—	—		—		—	$324,991
	03/31/2017							—					24,771	(4)	$25.75	$637,853

W. Taylor Kamp, Jr.	—	—	—		—		—	$240,000	(1)	—	—		—		—	—
	03/31/2017	—	—		—		—	—		—	2,427	(2)	—		—	$62,495
	03/31/2017	2,427	4,854	(3)	9,708		—	—		—	—		—		—	$124,991
	03/31/2017							—					9,527	(4)	$25.75	$245,320

Edward R. Dietz	—	—	—		—		—	$165,000	(1)	—	—		—		—	—
	03/31/2017	—	—		—		—	—		—	1,456	(2)	—		—	$37,492
	03/31/2017	1,456	2,912	(3)	5,824		—	—		—	—		—		—	$74,984
	03/31/2017							—					5,716	(4)	$25.75	$147,187

Louis E. Maslowe		—	—		—		—	$192,000	(1)	—	—		—		—	—
	03/31/2017	—	—		—		—	—		—	2,427	(2)	—		—	$62,495
	03/31/2017	2,427	4,854	(3)	9,708		—	—		—	—		—		—	$124,991
	03/31/2017							—					9,527	(4)	$25.75	$245,320
	03/31/2017	—	—		12,000	(5)	—	—		—			—		—	$190,320
Edward J. Siciliano		—	—		—		—	$235,125	(1)	—	—		—		—	—

	03/31/2017	—	—		—		—	—		—	3,398	(2)	—		—	$87,499
	03/31/2017	3,398	6,796	(3)	13,592		—	—		—	—		—		—	$174,997
	03/31/2017							—					13,338	(4)	$25.75	$343,454

(1)	The actual bonus received by each Named Executive Officer in 2017 are in the table above.

(2)	Represents Restricted Stock Unit Awards (the grant date stock price was $25.75) that vest at the rate of 33.33% per year, with vesting dates of March 31, 2018, March 31, 2019 and March 31, 2020.

(3)	Represents the number of Performance Stock Units granted on March 31, 2017, that may be earned and vested determined based on the level of achievement of the performance goals which shall be determined based on the Corporation’s three-year average “return on equity” during the performance period.

(4)	Represents Option grants (the grant date exercise price was $25.75) that vest at the rate of 33.33% per year, with vesting dates of March 31, 2018, March 31, 2019 and March 31, 2020.

(5)	Represents a March 31, 2017 grant of a performance stock unit that may be earned based on specific levels of TSR achievement measured from the grant date to the third anniversary of the grant date, and subject to continuous employment with the Corporation through the fourth anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jeffrey A. Hilzinger	—	24,771	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	13,727	[2]	$307,485	—		—
	—	—		—	—	—	—		—	60,000	[3]	$1,344,000
	—	—		—	—	—	—		—	12,621	[4]	$282,710
	—	—		—	—	—	—		—	6,310	[5]	$141,344
W. Taylor Kamp, Jr.	—	9,527	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	12,000	[3]	$268,800
	—	—		—	—	—	—		—	4,854	[4]	$108,730
	—	—		—	—	—	2,427	[5]	$54,365	—		—
	—	—		—	—	—	4,372	[9]	$97,933	—		—
	—	—		—	—	—	—			5,830	[10]	$130,592
	—	—		—	—	—	1,240	[11]	$27,776	—		—
	—	—		—	—	—	12,500	[12]	$280,000	—		—
	—	—		—	—	—	—		—	1,241	[13]	$27,798
Edward R. Dietz
	—	5,716	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	6,000	[3]	$134,400
	—	—		—	—	—	—		—	2,912	[4]	$65,229
	—	—		—	—	—	—		—	1,456	[5]	$32,614
	—	—		—	—	—	444	[6]	$9,946	—		—
	—	—		—	—	—	—		—	1,628	[7]	$36,467
	—	—		—	—	—	1,627	[8]	$36,445	—		—
	—	—		—	—	—	2,863	[9]	$64,131	—		—
	—	—		—	—	—	—		—	3,817	[10]	$85,501
Louis E. Maslowe..
	—	9,527	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	4,854	[4]	$108,730
	—	—		—	—	—	—		—	2,427	[5]	$54,365
	—	—		—	—	—	—		—	12,000	[14]	$268,800
Edward J. Siciliano.	—	—		—	—	—	—		—	—		—

1.	Represents Option grants (the grant date exercise price was $25.75) that vest at the rate of 33.33% per year, with vesting dates of March 31, 2018, March 31, 2019 and March 31, 2020.

2.	Represents Restricted Stock grants (the grant date stock price was $18.24) that vest at the rate of 33.33% per year, with remaining vesting dates at September 16, 2018 and September 16, 2019.

3.	Represents a September 16, 2016 PSU grant that may be earned based on specific levels of TSR achievement measured from the grant date to the third anniversary of the grant date and subject to continuous employment with the Corporation through the fourth anniversary of the grant date. The market value of the PSU award is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2017, which was $22.40.

4.	Represents the number of PSUs granted on March 31, 2017, that may be earned subject to the Corporation’s three-year average ROE during the performance period.

5.	Represents RSUs (the grant date stock price was $25.75) that vest at the rate of 33.33% per year, with vesting dates of March 31, 2018, March 31, 2019 and March 31, 2020.

6.	Represents Restricted Stock grants (the grant date stock price was $18.70) that vest at the rate of 25% per year, with a vesting date for the remaining 25% at February 14, 2018.

7.	Represents grant of performance accelerated restricted stock (PARS) made on February 9, 2015 (the grant date stock price was $16.94). The restrictions on these shares shall lapse on February 9, 2022. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with February 9, 2015. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2017, which was $22.40.

8.	Represents Restricted Stock grants (the grant date stock price was $16.94) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at February 9, 2018 and February 9, 2019.

9.	Represents Restricted Stock grants (the grant date stock price was $14.75) that vest at the rate of 25% per year, with vesting dates for the remaining 75% at January 22, 2018, January 22, 2019 and January 22, 2020.

10.	Represents grant of performance accelerated restricted stock (PARS) made on January 22, 2016 (the grant date stock price was $14.75). The restrictions on these shares shall lapse on January 22, 2023. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with January 22, 2017. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2017, which was $22.40.

11.	Represents Restricted Stock grants (the grant date stock price was $14.52) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at August 10, 2018 and August 10, 2019.

12.	Represents Restricted Stock grant of three-year cliff vest shares made on August 10, 2015 (the grant date stock price was $14.52). The restrictions on these shares shall lapse on August 10, 2018.

13.	Represents grant of performance accelerated restricted stock (PARS) made on August 10, 2015 (the grant date stock price was $14.52). The restrictions on these shares shall lapse on August 10, 2022. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2017, which was $22.40.

14.	Represents a March 31, 2017, PSU grant that may be earned based on specific levels of TSR achievement measured from the grant date to the third anniversary of the grant date and subject to continuous employment with the Corporation through the fourth anniversary of the grant date. The market value of the PSU is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2017, which was $22.40.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Jeffrey A. Hilzinger	—	—	6,863	$187,017
Edward J. Siciliano	—	—	15,472	$381,564
Edward R. Dietz	—	—	15,486	$348,159
W. Taylor Kamp, Jr.	—	—	6,230	$152,662
Louis E. Maslowe	—	—	—	$—

(1)	Value is based on the closing price of a share of the Corporation’s common stock as quoted on the vesting date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2017, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights	Weighted Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2014 Equity Compensation Plan	281,378	$8.88	472,913
2003 Equity Compensation Plan, as amended	None	n/a	0	*
2012 Employee Stock Purchase Plan	None	n/a	51,425
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	281,378	$8.88	524,338

*	The 2003 Equity Plan terminated by its terms on October 11, 2013 and no further grants can be made under the 2003 Equity Plan as a result of its termination.

Potential Payments upon Termination of Employment or Change in Control

The following tables for Messrs. Hilzinger, Maslowe, Kamp and Dietz were calculated as per the applicable provisions of the Severance Pay Plan for Senior Management discussed previously.

In addition to the benefits designated under the Severance Pay Plan for Senior Management, Messrs. Hilzinger, Maslowe, Kamp and Dietz are also entitled to benefits pursuant to the terms of the 2003 Equity Plan (the “2003 Equity Plan”) and the 2014 Equity Compensation Plan (the “2014 Equity Plan”), as applicable.

Upon a change of control (as defined in the 2003 Equity Plan), all the restrictions and conditions on all outstanding restricted stock awards granted under the 2003 Equity Plan shall immediately lapse.

In 2013, the 2003 Equity Plan expired and a new plan, the 2014 Equity Plan, was adopted. Pursuant to the terms of the 2014 Equity Plan, upon a change of control (as defined in the 2014 Equity Plan) and a termination of employment following a change of control all the restrictions and conditions on all outstanding restricted stock awards granted under the 2014 Equity Plan shall immediately lapse.

The calculations below assume a December 31, 2017 termination date or change of control date, as applicable, and the aforementioned provisions of the 2003 Equity Plan and the 2014 Equity Plan determined the total value of the unvested shares of Mr. Hilzinger, Mr. Maslowe, Mr. Kamp and Mr. Dietz.

Jeffrey A. Hilzinger

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$1,485,000	$1,305,000		$—
Benefits Continuation	$8,405	$8,405		$—
Equity	$—	$2,075,539	*	$—	**

Total of Payments	$1,493,405	$3,388,944		$—

Louis E. Maslowe

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$512,000	$672,000		$—
Benefits Continuation	$19,658	$19,658		$—
Equity	$—	$431,894	*	$—	**

Total of Payments	$531,658	$1,123,552		$—

W. Taylor Kamp, Jr.

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$540,000	$690,000		$—
Benefits Continuation	$24,429	$24,429		$—
Equity	$—	$995,993	*	$—	**

Total Present Value of Payments	$564,429	$1,710,422		$—

Edward R. Dietz

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$715,000	$701,250		$—
Benefits Continuation	$24,429	$24,429		$—
Equity	$—	$464,763	*	$—	**

Total Present Value of Payments	$739,429	$1,190,412		$—

*	The acceleration of vesting of the restricted stock granted under the 2014 Equity Plan is based on two events – a change of control and the termination of employment of Messrs. Hilzinger, Maslowe, Kamp and Dietz with the Corporation within a certain period of time after the change of control. The restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $22.40 per share closing price of our common stock on December 31, 2017.

**	The amount is not determinable since the amount that would be paid is a pro rata amount that will be determined at the end of the performance period for certain PSUs based on level of achievement of the performance goals or a change in control, if earlier.

Outside Directors’ Compensation

Members of the Board of Directors who are not employees are eligible for compensation in the form of cash and equity as described below.

In conjunction with the engagement of FW Cook to evaluate the Corporation’s executive officer compensation programs, the Compensation Committee also requested that FW Cook conduct a comprehensive evaluation of the compensation programs for non-employee independent members of the Board of Directors. In late 2016, after performing its comprehensive evaluation FW Cook provided the Compensation Committee with the results of the evaluation, and beginning in 2017, the compensation program for non-employee independent members of the Board of Directors now reflect the results of FW Cook’s evaluation and corresponding recommendations.

Cash Compensation

Annual Retainer. Each outside (non-employee independent) director receives an annual cash retainer of $50,000 for serving on the Board of Directors. The cash retainers are paid quarterly and prorated for fractional periods.

Chairman of the Board Retainer. In addition to the compensation described above, the non-employee Chairman of the Board of the Corporation receives and additional $50,000 annual retainer (payable in quarterly installments).

Committee and Chair Retainers. The chairpersons and non-chair members of the Board’s three standing committees are entitled to the following additional cash retainers each year (paid quarterly and prorated for fractional periods):

Board Committee	Chairperson Retainer ($)	Non-Chair Member Retainer ($)
Audit and Risk Committee	$12,000	$9,000
Compensation Committee	$14,000	$6,500
Nominating and Governance Committee	$10,000	$4,000

Equity Compensation

Annual Equity Award. The Board of Directors receive annual grants under the Corporation’s 2014 Equity Compensation Plan, of restricted stock yielding a present value of $60,000 at the stock award grant date. The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service. In 2017, the Chairman of the Board of the Corporation received a one-time grant of additional $100,000 in present value of restricted stock for duties performed in 2016 in connection with the Corporation having an interim Chief Executive Officer and the search and onboarding process of the new Chief Executive Officer for the Corporation.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2017. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Lawrence J. DeAngelo	$116,500	$159,983	—	$276,483
John J. Calamari	$75,000	$59,984	—	$134,984
Scott A. Heimes	$50,000	$59,984	—	$109,984
Matthew J. Sullivan	$69,500	$59,984	—	$129,484
J. Christopher Teets	$65,500	$59,984	—	$125,484
James W. Wert	$77,000	$59,984	—	$136,984

(1)	Represents the grant date fair value of stock awards granted to the Directors of the Corporation in 2017 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2 under “Recent Issued Accounting Standards” subtitled “Stock-Based Compensation” included in the Corporation’s 2017 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards is based on the effective date of each Director’s respective agreement with the Corporation.

Security Ownership of Directors Table

Name	Number of Shares of Common Stock Owned (#)	Number of Shares of Common Stock that have not yet Vested (#)	Number of Shares of Common Stock Relating to Unexercised Stock Options (#)	Total Number of Shares Beneficially Owned (#)
John J. Calamari	22,964	17,909		40,873
Lawrence J. DeAngelo	59,244	21,925		81,169
Scott A. Heimes	0	8,336		8,336
Matthew J. Sullivan(1)	460,481	17,909		478,390
J. Christopher Teets(2)	7,980	17,909		25,889
James W. Wert	52,258	17,909		72,167

(1)	Includes 439,465 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(2)	The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described previously. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

Proposal 3:

Ratification of Independent Registered Public Accounting Firm

The Audit and Risk Committee of the Board of Directors of the Corporation has appointed Deloitte & Touche LLP (“Deloitte”) as the Corporation’s independent registered public accounting firm (its “independent auditor”) to perform the audit of the consolidated financial statements and internal control over financial reporting of the Corporation and its subsidiaries for the fiscal year ending December 31, 2018. Deloitte has served as the Corporation’s independent auditor since June 24, 2005, and the Corporation’s shareholders are being asked to ratify the Corporation’s designation of Deloitte as its independent auditor the fiscal year ending December 31, 2018. The Board of Directors unanimously recommends ratification of the Corporation’s designation of Deloitte as its independent auditor.

The Corporation’s Review of Deloitte’s Independence

The Audit and Risk Committee annually reviews Deloitte’s independence and performance in deciding whether to retain Deloitte or engage a different independent auditor. In the course of these reviews, the committee considers, among other factors:

•	Deloitte’s historical and recent performance on the Corporation’s audit;

•	The quality and candor of Deloitte’s communications with the Audit and Risk Committee and management;

•	Deloitte’s capability and expertise in handling the breadth and complexity of the Corporation’s operations;

•	an analysis of Deloitte’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte and its peer firms;

•	the appropriateness of Deloitte’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	Deloitte’s independence; and

•	Deloitte’s tenure as the Corporation’s independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure Deloitte’s independence.

Based on this evaluation, the Audit and Risk Committee believes that Deloitte is independent and that it is in the best interests of the Corporation and its shareholders to retain Deloitte as its independent auditor for 2018.

The Audit and Risk Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit and Risk Committee’s policy also requires management to inform the Audit and Risk Committee throughout the year when the actual fees charged by the independent auditors for service are not consistent with the estimated fees for service.

During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit and Risk Committee approves the services before we engage the independent auditors.

During 2017, the Audit and Risk Committee pre-approved all audit and non-audit services provided by the independent auditors.

Vote Required

Although shareholder approval of this appointment is not required by law, the Bylaws or otherwise, or binding on the Corporation, the Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor. Even if the designation is ratified, the Audit and Risk Committee may designate a different independent auditor at any time during the year if it determines that this would be in the best interests of the Corporation and/or its shareholders.

Approval of this proposal will require the affirmative vote of a majority of the Corporation’s common shares represented in person or by proxy at the Annual Meeting.

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to this proposal, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to this proposal, your shares will be considered as present and entitled to vote for the purpose of determining whether a quorum is present at the meeting, and your shares will be voted “FOR” Proposal 3.

A representative from Deloitte will be present at the meeting with an opportunity to make a statement and to respond with appropriate questions if the representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Report of the Audit and Risk Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit and Risk Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit and Risk Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit and Risk Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31,2017, with the Corporation’s management. The Audit and Risk Committee has discussed with the outside independent registered public accountants the matters required to be discussed by the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The outside independent registered public accounting firm provided to the Audit and Risk Committee the written disclosure required by the PCAOB. The Audit and Risk Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit and Risk Committee’s review and discussions noted above, the Audit and Risk Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

This report is submitted by the members of the Audit and Risk Committee of the Board of Directors:

John J. Calamari (Chairman)

Matthew J. Sullivan

J. Christopher Teets

James W. Wert

Independent Registered Public Accounting Firm

The following sets forth the fees paid to Deloitte & Touche LLP, the Corporation’s independent registered public accounting firm, for the last two fiscal years:

	2017	2016
Audit Fees	$1,069,845	$1,089,703
Audit-Related Fees	$0	$0
Tax Fees	$9,651	$9,032
All Other Fees	$0	$0

Total	$1,079,496	$1,098,735

Audit Fees.    Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees.    Consists of assistance rendered in preparation of proxy disclosures.

The Audit and Risk Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Related Person Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit and Risk Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or shareholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit and Risk Committee for review. The transaction must receive Audit and Risk Committee approval prior to the consummation of the transaction.

On March 26, 2007, the Corporation announced that it had received correspondence from the Federal Deposit Insurance Company (“FDIC”) approving the application for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into a Letter Agreement, dated as of June 18, 2007, by and among the Corporation, Peachtree and WCI (the “Letter Agreement”), which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of the Letter Agreement. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the

Board to serve as a director until the expiration of the term at the 2008 Annual Meeting of Shareholders. On April 17, 2008, Matthew J. Sullivan was appointed to the Board under the terms of the Letter Agreement, and Mr. Sullivan has continued to serve as a Board member under the provisions of the Letter Agreement that requires the Corporation to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2017 were filed on time.

Shareholder Proposals & Nomination of Directors

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2019, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 31, 2018. We suggest that you send any such proposals by certified mail. The Board has the right to review shareholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

In October 2016, the Bylaws were amended to implement proxy access. An Eligible Shareholder, or a group of up to 20 shareholders, must submit a nomination as per the below timing. Director nominations and shareholder proposals not included in proxy mailings may be submitted for the 2018 Annual Meeting if they meet the requirements set forth in the Bylaws. A Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the 2019 Annual Meeting is held on the 15th day of May and the Corporation provides notice or prior public disclosure of the date of the meeting more than 90 days prior to the meeting date, the deadline for submission of a proposal or nomination of a Director for the 2019 Annual Meeting would be between February 14, 2019 and May 10, 2019. The Corporation reserves the right to vote all proxies as it determines in its discretion on any shareholder proposals or nominations, pursuant to authority provided on the proxy card. Also, see the Corporation’s Director Nominations policy described above under “Governance of the Corporation.”

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Mount Laurel, New Jersey

April 30, 2018

MARLIN BUSINESS SERVICES CORP. 300 FELLOWSHIP ROAD MOUNT LAUREL, NJ 08054 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/30/2018 for shares held directly and by 11:59 P.M. ET on 05/28/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/30/2018 for shares held directly and by 11:59 P.M. ET on 05/28/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees 01 John J. Calamari 02 Lawrence J. DeAngelo 03 Scott Heimes 04 Jeffrey A. Hilzinger 05 Matthew J. Sullivan 06 J. Christopher Teets 07 James W. Wert The Board of Directors recommends you vote FOR proposals 2. and 3. 2. To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under Executive Compensation. 3. To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm. NOTE: Other business may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 JOB # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 0000000000 0 2 0000379931_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, 10K and Proxy Statement are available at www.proxyvote.com PROXY MARLIN BUSINESS SERVICES CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARLIN BUSINESS SERVICES CORP. I/We hereby appoint Edward R. Dietz, Jr. as proxyholder for me/us, and hereby authorize him to represent me/us at the 2018 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the office of Morgan, Lewis, & Bockius LLP located at 1701 Market Street, Philadelphia, PA 19103 on May 31, 2018, at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present. THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND FOR PROPOSAL II. NOTE: IN THE PROXYHOLDER’S DISCRETION, THE PROXYHOLDER IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED AT THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING. Continued and to be signed on reverse side 0000379931_2 R1.0.1.17